UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*



                            Harvey Electronics, Inc.
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                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   417660 10 7
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                                 (CUSIP Number)

                                February 14, 2000

             (Date of Event Which Requires Filing of this Statement)

           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ X  ] Rule 13d-1(b)
                  [    ] Rule 13d-1(c)
                  [    ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13G

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CUSIP No.  417660 10 7                                         Page 2 of 5 Pages

----------- --------------------------------------------------------------------

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Michael E. Recca
            ###-##-####
----------- --------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)

                                                                             (b)


----------- --------------------------------------------------------------------

    3       SEC USE ONLY
----------- --------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            USA
----------- --------------------------------------------------------------------

      NUMBER OF            5      SOLE VOTING POWER
        SHARES
     BENEFICIALLY                 50,000
       OWNED BY
         EACH
      REPORTING
        PERSON
         WITH
                        --------- ----------------------------------------------
                           6      SHARED VOTING POWER

                                  378,932
                        --------- ----------------------------------------------

                           7      SOLE DISPOSITIVE POWER

                                  50,000
                        --------- ----------------------------------------------

                           8      SHARED DISPOSITIVE POWER

                                  378,932
----------------------- --------- ----------------------------------------------

    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           438,202
---------- ---------------------------------------------------------------------

10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           12.9%
---------- ---------------------------------------------------------------------

12         TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 AMENDMENT NO. 1
                                       TO
                                  SCHEDULE 13G

Item 1(a).        Name of Issuer:

                  Harvey Electronics, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  205 Chubb Avenue
                  Lyndhurst, NJ 07071

Item 2(a).        Name of Person Filing:

                  Michael E. Recca

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  949 Edgwood Avenue
                  Pelham, NY 10803

Item 2(c).        Citizenship:

                  USA

Item 2(d).        Title of Class of Securities:

                  Common Stock

Item 2(e).        CUSIP Number:

                  417660 10 7

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  Not applicable.

Item 4.  Ownership.  As of December 31, 1999

     (a) Amount beneficially owned:438,202*

     (b) Percent of class:  12.9%

     (c) Number of shares as to which such person has:

           (i)   Sole power to vote or direct the vote:   50,000

           (ii)  Shared power to vote or direct the vote:    378,932*

           (iii) Sole power to dispose or direct the disposition of: 50,000

           (iv)  Shared power to dispose or direct the disposition of:  378,932*

Item 5.  Ownership of Five Percent or Less of a Class.

                  Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

                  Not applicable.

Item 7.  Identification and Classification of the Subsidiary Which Acquired the
                  Security Being reported on by the Parent Holding Company.

                  Not applicable.

Item 8.  Identification and Classification of Members of the Group.

                  Not applicable.

Item 9.  Notice of Dissolution of Group.

                  Not applicable.

Item 10. Certification.

                  Not applicable.


* 378,932 shares of the Common Stock are owned by Harvey Acquisition Company, LLC, of which Mr. Recca is a member and manager.

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 17, 2000


                                                   /s/ Michael E. Recca
                                                   --------------------
                                                   MICHAEL E. RECCA